Exhibit 99.8

ISSN 1718-8369

Volume 6, number 3	November 4, 2011
AS AT JULY 31, 2011

Highlights for July 2011

❑	Budgetary revenue in July amounts to $5.3 billion, up $231 million compared to last year. Own-source revenue amounts to $4 billion while federal transfers stand at $1.2 billion.

❑	Program spending amounts to $4.6 billion, up $156 million compared to last year.

❑	Debt service amounts to $617 million, up $23 million compared to July 2010.

❑	A surplus of $455 million was posted in July 2011.

❑	Taking the $70 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $385 million.

On the basis of the cumulative results as at July 31, 2011, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $1.1 billion. As forecast in the Update on Québec’s Economic and Financial Situation of last October 25, the 2011-2012 budget deficit within the meaning of the Balanced Budget Act should amount to $3.8 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Update on Québec’s
					Economic and
					Financial Situation
	July		April to July		Fall 2011
						Forecast Growth
	2010[1]	2011	2010-2011[1]	2011-2012	2011-2012%
BUDGETARY REVENUE
Own-source revenue	3 789	4 038	15 559	16 661	50 257	6.4
Federal transfers	1 259	1 241	5 062	4 984	15 147	- 1.8
Total	5 048	5 279	20 621	21 645	65 404	4.4
BUDGETARY EXPENDITURE
Program spending	- 4 438	- 4 594	- 19 973	- 20 714	- 61 284	1.9
Debt service	- 594	- 617	- 2 265	- 2 473	- 7 723	10.6
Total	- 5 032	- 5 211	- 22 238	- 23 187	- 69 007	2.8
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	31	319	435	445	150	—
Health and social services and education networks	- 16	- 2	- 66	- 8	53	—
Generations Fund	54	70	216	237	929	—
Total	69	387	585	674	1 132	—
Contingency reserve	—	—	—	—	- 400	—
SURPLUS (DEFICIT)	85	455	- 1 032	- 868	- 2 871	—
BALANCED BUDGET ACT
Generations Fund	- 54	- 70	- 216	- 237	- 929	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	31	385	- 1 248	- 1 105	- 3 800	—

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF). Figures have also been restated to reflect new rates for the monthly allocation of transfer expenditures for health and social services institutions.

2	The details of these revenues and expenditures are shown on page 5 of this report.

Cumulative results as at July 31, 2011

Budgetary balance

❑            For the period from April to July 2011, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $1.1 billion.

Budgetary revenue

❑            As at July 31, 2011, budgetary revenue amounts to $21.6 billion, $1 billion more than as at July 31, 2010.

—           Own-source revenue stands at $16.7 billion, $1.1 billion more than last year.

—           Federal transfers amount to $5 billion, down $78 million compared to July 31, 2010.

Budgetary expenditure

❑            Since the beginning of the fiscal year, budgetary expenditure amounts to $23.2 billion, an increase of $949 million, or 4.3%, compared to last year.

—           For the first four months, program spending rose $741 million, or 3.7%, and stands at $20.7 billion. The growth forecast for 2011-2012 in Update on Québec’s Economic and Financial Situation of last October 25 is 1.9%.

–                 The most significant changes are in the Health and Social Services ($309 million), Education and Culture ($193 million) and Administration and Justice ($110 million) missions.

–                 Program spending is made more quickly early in the year in part because of the allocation details of certain grants, consistent with the historical trend, as well as the recording of the impact of maintaining pay equity and the agreement concerning persons responsible for home childcare services. Moreover, measures will be taken in order to meet the set spending growth objective for the year.

–                 Debt service amounts to $2.5 billion, up $208 million or 9.2% compared to last year.

Consolidated entities

❑            As at July 31, 2011, the results of consolidated entities show a surplus of $674 million. These results include:

—           a surplus of $445 million for non-budget-funded bodies and special funds;

—           a $8-million deficit for the health and social services and the education networks;

—           revenue of $237 million dedicated to the Generations Fund.

Net financial requirements

As at July 31, 2011, consolidated net financial requirements stand at $5.1 billion, a decrease of $1.4 billion compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	July			April to July
	2010[1]	2011	Change	2010-2011[1]	2011-2012	Change
BUDGETARY REVENUE
Own-source revenue	3 789	4 038	249	15 559	16 661	1 102
Federal transfers	1 259	1 241	- 18	5 062	4 984	- 78
Total	5 048	5 279	231	20 621	21 645	1 024
BUDGETARY EXPENDITURE
Program spending	- 4 438	- 4 594	- 156	- 19 973	- 20 714	- 741
Debt service	- 594	- 617	- 23	- 2 265	- 2 473	- 208
Total	- 5 032	- 5 211	- 179	- 22 238	- 23 187	- 949
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	31	319	288	435	445	10
Health and social services and education networks	- 16	- 2	14	- 66	- 8	58
Generations Fund	54	70	16	216	237	21
Total	69	387	318	585	674	89
SURPLUS (DEFICIT)	85	455	370	- 1 032	- 868	164
Consolidated non-budgetary requirements	- 723	62	785	- 5 437	- 4 229	1 208
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 638	517	1 155	- 6 469	- 5 097	1 372

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF). Figures have also been restated to reflect new rates for the monthly allocation of transfer expenditures for health and social services institutions.

2	The details of these revenues and expenditures are shown on page 5 of this report.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	July			April to July
			Change			Change
Revenue by source	2010[1]	2011	%	2010-2011[1]	2011-2012%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 457	1 375	- 5.6	6 135	6 132	- 0.0
Contributions to Health Services Fund	583	618	6.0	1 964	2 005	2.1
Corporate taxes	239	372	55.6	1 197	1 325	10.7
Consumption taxes	1 063	1 180	11.0	4 310	5 020	16.5
Others sources	139	147	5.8	623	734	17.8
Total own-source revenue excluding government enterprises	3 481	3 692	6.1	14 229	15 216	6.9
Revenue from government enterprises	308	346	12.3	1 330	1 445	8.6
Total own-source revenue	3 789	4 038	6.6	15 559	16 661	7.1
Federal transfers
Equalization	713	651	- 8.7	2 851	2 605	- 8.6
Protection payment	—	31	—	—	123	—
Health transfers	355	376	5.9	1 421	1 505	5.9
Transfers for post-secondary education and other social programs	119	122	2.5	477	491	2.9
Other programs	72	61	- 15.3	313	260	- 16.9
Total federal transfers	1 259	1 241	- 1.4	5 062	4 984	- 1.5
BUDGETARY REVENUE	5 048	5 279	4.6	20 621	21 645	5.0

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	July			April to July
			Change			Change
Expenditures by mission	2010[1]	2011	%	2010-2011[1]	2011-2012%
Program spending
Health and Social Services	2 505	2 512	0.3	9 775	10 084	3.2
Education and Culture	680	587	- 13.7	5 076	5 269	3.8
Economy and Environment	439	667	51.9	1 984	2 025	2.1
Support for Individuals and Families	472	498	5.5	1 917	2 005	4.6
Administration and Justice	342	330	- 3.5	1 221	1 331	9.0
Total program spending	4 438	4 594	3.5	19 973	20 714	3.7
Debt service	594	617	3.9	2 265	2 473	9.2
BUDGETARY EXPENDITURE	5 032	5 211	3.6	22 238	23 187	4.3

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF). Figures have also been restated to reflect new rates for the monthly allocation of transfer expenditures for health and social services institutions.

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	July
	Special funds	Non-budget- funded bodies	Health and education networks		Generations Fund	Specified purpose accounts	Total	Consolidation adjustments		Total
REVENUE	1 089	1 817	—		70	95	3 071	- 2 292		779
EXPENDITURE
Expenditure	- 772	- 1 537	- 2	[1]	—	- 95	- 2 406	2 194	[2]	- 212
Debt service	- 168	- 110	—		—	—	- 278	98		- 180
TOTAL	- 940	- 1 647	- 2		—	- 95	- 2 684	2 292		- 392
RESULTS	149	170	- 2		70	—	387	—		387

	April to July
	Special funds	Non-budget- funded bodies	Health and education networks		Generations Fund	Specified purpose accounts	Total	Consolidation adjustments		Total
REVENUE	3 912	6 265	—		237	524	10 938	- 7 350		3 588
EXPENDITURE
Expenditure	- 3 119	- 5 618	- 8	[1]	—	- 524	- 9 269	7 047	[2]	- 2 222
Debt service	- 564	- 431	—		—	—	- 995	303		- 692
TOTAL	- 3 683	- 6 049	- 8		—	- 524	- 10 264	7 350		- 2 914
RESULTS	229	216	- 8		237	—	674	—		674

1	The results of the networks are presented according to the modified equity accounting method.
2	Consolidation adjustments include the elimination of program spending of the Consolidated Revenue Fund.

For more information, contact the Direction des communications of the ministère des Finances du Québec at 418 528-9323.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.